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                                                                   EXHIBIT 4.(A)


                         REDDI BRAKE SUPPLY CORPORATION

                           CERTIFICATE OF DESIGNATION
                                       OF
                            CLASS A PREFERRED STOCK

                    Nevada Revised Statutes Section 78.1955

         The undersigned, being the President and the Secretary of Reddi Brake Supply Corporation, a Nevada corporation (the "Corporation"), certify that the Board of Directors of the Corporation, pursuant to the authority granted in
Article IV of the Corporation's Articles of Incorporation, as amended, has adopted a resolution establishing a series consisting of 400,000 of the Corporation's authorized preferred stock designated as Class A Preferred Stock (the "Class A Preferred Stock") and has prescribed the following voting powers, designations, preferences, limitations, restrictions and relative rights of the Class A Preferred Stock:

         A. Senior Right to Dividends. The holders of Class A Preferred Stock shall be entitled to a cumulative annual dividend. Dividends shall accrue quarterly on the first business day of April, July, October, and January of each year. Dividends shall be at the rate of four percent of the initial issue price of $10.00 per share (that is, $0.40 per share per annum or $0.10 per share per quarter) and shall be cumulative. The Corporation may at its sole election pay dividends in cash or in shares of the Corporation's Common Stock. For these purposes, the number of shares of Common Stock to be so distributed in lieu of cash dividends shall be determined by dividing the amount of the dividend payment by the average closing price per share of the Corporation's Common Stock during the twenty consecutive trading days preceding the date of accrual. Subject to any limitations under the Nevada General Corporation Law (the "GCL") and except as otherwise provided in Sections B and C below, dividend payments will be due 30 days after the close of each "Dividend Year". As used herein, the first "Dividend Year" shall be the period beginning on the date of original issuance of the particular shares of Class A Preferred Stock and ending on March 31, 1997, and the successive Dividend Years shall be the successive periods beginning April 1 and ending on March 31 of the next calendar year. Dividends may be paid in any year to holders of any "Junior Stock," subject to all of the preferential rights of the holders of the Corporation's authorized preferred stock designated as Class B Preferred Stock (the "Class B Preferred Stock") and any other Preferred Stock then outstanding, and only after the Corporation shall have paid or provided for the payment of dividends on all Class A Preferred Stock, including any amounts that may have been accumulated but not declared or not paid for each Dividend Year from the date of issuance to and including the Dividend Year in question. Dividends may be paid in any year to any holders of the Class A Preferred Stock only to the extent the Corporation shall have paid or provided for the equal payment of dividends on all of the Class B Preferred Stock, including any amounts that may have been accumulated but not declared or not paid for each Dividend Year from the date of issuance




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to and including the Dividend Year in question.  The term "Junior Stock" shall mean shares of the Corporation's Common Stock and each series of Preferred Stock of the Corporation ranking junior to the Class A Preferred Stock and the Class B Preferred Stock as to dividends or distribution of assets on liquidation, dissolution or winding up. Holders of Class A Preferred Stock shall not be entitled to any cash or other dividend other than as provided in this Paragraph A.

         B. Senior Rights in Dissolution and Distribution of Assets. Upon liquidation, dissolution, or winding up of the Corporation, holders of Class A Preferred Stock and Class B Preferred Stock shall be equally entitled to receive, on a pro rata basis, prior to any distribution to holders of any Junior Stock, a liquidation preference of $10.00 per share (the "Original Class A Issue Price") plus all dividends accumulated but unpaid to the date such payment is made available to such holders of Class A Preferred Stock and Class B Preferred Stock. Holders of Class A Preferred Stock shall not be entitled to any further payment as dividends in liquidation or otherwise. After payment to the holders of the Class A Preferred Stock and the Class B Preferred Stock, the holders of shares of Common Stock, subject to all of the preferential rights of the holders of the Preferred Stock, shall be entitled to receive, ratably, all remaining assets of the Corporation. A consolidation or merger of the Corporation with or into any other corporation or corporations shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Paragraph B.

         C. Conversion. The holders of the Class A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                 1. Right to Convert. Each record holder of Class A Preferred Stock of the Corporation shall be entitled to convert the shares of Class A Preferred Stock held by such holder, at such holder's option, at any time beginning 41 days following the date of issuance of such shares and in the manner specified in Paragraph C(2) below, into that number of fully-paid and non-assessable shares of the Corporation's Common Stock determined as follows:
Each share of Series A Preferred Stock so surrendered for conversion shall be converted into that number of shares of Common Stock derived by dividing (a) the Original Class A Issue Price by (b) the "Conversion Rate". As used herein, the "Conversion Rate" shall be eighty percent (80%) of the average per share high closing bid price of the Corporation's Common Stock for the five (5) consecutive trading days ending two days before the "Conversion Date" (as defined below), provided, however, that the maximum Conversion Rate shall be $2.00. Following any such conversion, the Corporation shall, as soon as reasonably practicable thereafter, make provisions for payment of any dividends accumulated but unpaid, through the Conversion Date, on any shares of Class A Preferred Stock so surrendered, provided that such payment may be made, at the Corporation's sole election, in a number of shares of the Corporation's Common Stock determined in accordance with the provisions of Paragraph A above.

                 2. Mechanics of Conversion. In order to convert Class A Preferred Stock into full shares of Common Stock, the holder shall surrender the certificate or certificates





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therefor, duly endorsed, by either overnight courier or 2-day courier, to the office of the Corporation or of any transfer agent for its Common Stock, and shall give concurrent written notice to the Corporation at such office that he elects to convert the same, the number of shares of Class A Preferred Stock to be converted and a calculation of the Conversion Rate (with an advance copy of the certificate(s) and the notice sent to the Corporation's principal offices by facsimile); provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the certificates evidencing such shares of Class A Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to evidence such loss and to indemnify the Corporation from any loss incurred by it in connection with such certificates. No fractional shares of Common Stock shall be issued upon conversion of Class A Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay cash to such holder in an amount equal to such fraction multiplied by the Conversion Rate then in effect. In the case of a dispute as to the calculation of the Conversion Rate, the Corporation's calculation shall be deemed conclusive absent manifest error.

                          The Corporation shall deliver as soon as reasonably
practicable after delivery to the Corporation of such certificates, or after such agreement and indemnification, to such holder of Class A Preferred Stock at the address of the holder on the stock books of the Corporation, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid. The date on which notice of conversion is given (the "Conversion Date") shall be deemed to be the date set forth in such notice of conversion provided that delivery and advance facsimile notice is made as provided above and that the original shares of Class A Preferred Stock to be converted are received by the transfer agent or the Corporation within three (3) business days thereafter, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the original shares of Class A Preferred stock to be converted are not received by the transfer agent or the Corporation within three (3) business days after the Conversion Date, the notice of conversion shall be deemed null and void.

                 3. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Class A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Class A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.





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                 4.       Forced Conversion.  The Corporation is entitled, at
its sole election, any time commencing one year from the date of the closing of this subscription, upon fifteen (15) days written notice to the holders of the Class A Preferred Stock, to require the holders of the Class A Preferred Stock to convert each share of Class A Preferred Stock into fully-paid and non-assessable shares of Common Stock at the Conversion Rate then in effect as provided in Paragraph C(1) above. The Corporation shall notify the holder of the Corporation's intent to force conversion by giving written notice ("Notice of Mandatory Conversion") to the holder by facsimile, original to follow by 2-day courier, before midnight, New York City time, on the date of such mandatory conversion. If the Corporation so elects, all Class A Preferred Stock shall be automatically converted into Common Stock, as provided in this Paragraph C(4), as of the date the Notice of Mandatory Conversion has been sent to the holders of Class A Preferred Stock. Each holder of Class A Preferred Stock shall hereafter promptly surrender his certificate(s) evidencing such shares at the principal office of the Corporation or of the transfer agent for the Corporation's Common Stock, and shall hereupon be entitled to receive certificates evidencing the number of shares of Common Stock into which such shares of Class A Preferred Stock are converted and, as of the date the Notice of Mandatory Conversion has been sent, each holder of Class A Preferred Stock shall be deemed to be a holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificate(s) representing such Class A Preferred Stock shall not have been surrendered to the Corporation or its transfer agent or that certificates evidencing such shares of Common Stock shall not then have been actually delivered to such holder. The Corporation is not entitled to require conversion under this Paragraph C(4) if the Corporation makes any planned press release either: (a) on the day it provides such Notice of Mandatory Conversion to the holder or (b) prior to the close of trading on the following business day.

                 5. Automatic Conversion. Each share of Class A Preferred Stock outstanding on December 31, 1997 automatically shall be converted into Common Stock on such date at the Conversion Rate then in effect as provided in Paragraph C(1) above, and December 31, 1997 shall be deemed the Conversion Date with respect to such Conversion.

         D. Corporate Change. The Conversion Rate shall be appropriately adjusted to reflect, as deemed equitable and appropriate by the Board of Directors of the Corporation, any stock dividend, stock split or share combination of the Common Stock or any distribution of a material portion of the Corporation's assets to the holders of Common Stock. In the event of a merger, reorganization, recapitalization or similar event of or with respect to the Corporation (a "Corporate Change") (other than a Corporate Change in which the Corporation is the surviving entity or in which all or substantially all of the consideration received by the holders of the Corporation's capital stock upon such Corporate Change consists of cash or assets other than securities issued by the acquiring entity or any affiliate thereof), this Class A Preferred Stock shall be assumed by the acquiring entity and thereafter this Class A Preferred Stock shall be convertible into such class and type of securities as the Holder would have received had the Holder converted this Class A Preferred Stock immediately prior to such Corporate Change.





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         E.      Voting Rights.  Except as otherwise provided by the Nevada
Revised Statutes, the holders of the Class A Preferred Stock shall have no voting power whatsoever, and no holder of Class A Preferred Stock shall vote or otherwise participate in any proceeding in which actions shall be taken by the Corporation or the shareholders thereof or be entitled to notification as to any meeting of the Board of Directors or the shareholders.

                 To the extent that under the GCL the vote of the holders of the Class A Preferred Stock, voting separately as a class, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the outstanding shares of the Class A Preferred Stock shall constitute the approval of such action by the class. To the extent that under the GCL the holders of the Class A Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Class A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of stockholders as the date as of which the Conversion Rate is calculated. Holders of the Class A Preferred Stock shall be entitled to notice of all shareholder meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's Bylaws and applicable statutes.

         F. Protective Provisions. So long as shares of Class A Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by voting or written consent, as provided by Nevada law) of the holders of at least a majority of the then outstanding shares of Class A Preferred Stock:

                 1. alter or change the rights, preferences or privileges of the shares of Class A Preferred Stock so as to affect adversely the Class A Preferred Stock;

                 2. create any new class or series of stock having a preference over the Class A Preferred Stock with respect to Distributions (as defined in Paragraph B above);

                 3. do any act or thing not authorized or contemplated by this Designation which would result in taxation of the holders of shares of the Class A Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

         G. Status of Redeemed or Converted Stock. In the event any shares of Class A Preferred Stock shall be converted pursuant to Paragraph C hereof, the shares so converted shall be cancelled, shall return to the status of authorized but unissued Preferred Stock of no designated class or series, and shall not be issuable by the Corporation as Class A Preferred Stock.

         H. Preference Rights. Nothing contained herein shall be construed to prevent the Board of Directors of the Corporation from issuing one or more series of preferred stock with such preferences as may be determined by the Board of Directors, in its discretion.





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         I.      Amendments.  Subject to Paragraph F above, the designation, number of, and voting powers, designations, preferences, limitations, restrictions and relative rights of the Class A Preferred Stock may be amended by a resolution of the Board of Directors.

         DATED this 18th day of March, 1996.


                                               /s/ RICHARD McGORRIAN
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                                                    Richard McGorrian, President


                                                  /s/ S. GERALD BIRIN
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                                                      S. Gerald Birin, Secretary